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         EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                              CAPITOL BANCORP LTD.


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
                                                                     Three Months Ended            Nine Months Ended
                                                                        September 30                  September 30
                                                                 --------------------------    --------------------------
                                                                    1997         1996 (A)         1997         1996 (A)
                                                                 ----------     -----------    ----------     -----------
Computation of number of common shares and common
  stock equivalents for primary net income per share:

  Weighted average number of common shares outstanding           4,723,194      4,374,598      4,616,866      4,054,358

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method                             207,455        132,003        168,193        120,284
                                                                ----------     ----------     ----------     ----------

  Weighted average number of common shares and common
    stock equivalents for primary net income per share           4,930,649      4,506,601      4,785,059      4,174,642
                                                                ==========     ==========     ==========     ==========

Computation of number of common shares and common stock equivalents for fully diluted net income per share:

  Weighted average number of common shares outstanding           4,723,194      4,374,598      4,616,866      4,054,358

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method                             268,520        195,533        268,520        191,689
                                                                ----------     ----------     ----------     ----------
Weighted average number of common shares and common
  stock equivalents for fully diluted net income per share       4,991,714      4,570,131      4,885,386      4,246,047
                                                                ==========     ==========     ==========     ==========




  Net income for the period                                     $1,475,476     $1,177,700     $4,057,887     $3,426,885
                                                                ==========     ==========     ==========     ==========


  Primary Net Income Per Share                                  $     0.30     $     0.26     $     0.85     $     0.82
                                                                ==========     ==========     ==========     ==========


  Fully Diluted Net Income Per Share                            $     0.30     $     0.26     $     0.83     $     0.81
                                                                ==========     ==========     ==========     ==========
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(A) As adjusted to reflect the Corporation's 1996 10% stock dividend as if it had occurred at the beginning of the period.